(d) Opinion of counsel to the Depositary

December 3, 2007

Citibank, N.A.
Depositary Receipts Services
388 Greenwich Street
New York, NY 10013

Re: American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs") each ADS representing one foun-hundredth (1/400) of one common share of Tokyo Star Bank Ltd.

Ladies and Gentlemen:

I refer to the Registration Statement on Form F-6 (the "Registration Statement") relating to the above-entitled American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs"), each ADS representing one-four hundredth (1/400) of one common share of Tokyo Star Bank Ltd. (the "Company"), a company incorporated under the laws of Japan.

I am of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms and conditions set forth in the form of the ADR attached as Exhibit (a) to the Registration Statement, will be legally issued and will entitle the holders thereof to the rights specified in the form of ADR.

This opinion is limited to the laws of the State of New York and the Federal laws of the United States. No opinion is expressed as to the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit (d) to the Registration Statement.

Very truly yours,


/s/ Patricia Brigantic

Patricia Brigantic
Director & Counsel